EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148961 and 333-150476 on Form S-8 of Harrah’s Entertainment, Inc. of our reports dated March 9, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Harrah’s Entertainment, Inc. and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of Harrah’s Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Harrah’s Entertainment, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 9, 2010